UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010
Terreno Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34603	27-1262675

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
(Address of principal executive offices) (Zip Code)
(415) 655-4580
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On May 17, 2010, a wholly-owned subsidiary (the “Subsidiary”) of Terreno Realty Corporation (the “Company”) entered into an agreement (the “Agreement”) with a third-party seller (the “Seller”) to acquire an industrial property located in Northern New Jersey consisting of 19 buildings, aggregating approximately 584,000 square feet (the “Property”) for a purchase price of approximately $28.2 million. As part of this acquisition, the Company expects that the Subsidiary will assume a mortgage loan with a total principal amount as of the closing of the acquisition of approximately $15.7 million with a fixed annual interest rate of 4.91%. The mortgage loan requires equal payments of interest and principal payable based on a 25-year amortization schedule with a maturity date of December 15, 2015. The Company expects to utilize cash on hand to fund the acquisition, net of the assumed mortgage loan.
The Company made an approximately $280,000 deposit upon entering into the Agreement, which may be refunded to the Company if it elects to terminate the transaction following a 45-day due diligence period. Upon the expiration of the due diligence period, if the Company elects to proceed with the transaction, the Company will make an additional $220,000 deposit, and the entire $500,000 deposit will be non-refundable, except in the case of a Seller default or failure to satisfy closing conditions. The acquisition is scheduled to close 10 business days after the expiration of the due diligence period, subject to certain extension rights of the parties as set forth in the Agreement, and subject to the satisfaction of customary closing conditions, the parties’ ability to obtain the lender’s consent to the Subsidiary’s assumption of the mortgage loan on terms satisfactory to the Company, and Seller’s compliance with requirements under New Jersey’s environmental regulations that are triggered by the sale.
There are no material relationships between the Company or its affiliates and the Seller, other than in respect of the Agreement. There is no assurance that the Company will acquire the Property because the proposed acquisition is subject to a variety of factors, including the satisfaction of customary closing conditions, the lender’s consent and Seller’s compliance with New Jersey’s environmental regulations.
Forward-Looking Statements.
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “project”, “result”, “schedule,” “should”, “will”, and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control, including those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 29, 2010 and our other public filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Terreno Realty Corporation
Date: May 17, 2010	By:	/s/ Michael A. Coke
Michael A. Coke
President and Chief Financial Officer

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